CONSENT OF INDEPENDENT ACCOUNTANT

Board of Directors
Biogan International, Inc.

I hereby consent to the incorporation in this Form 10-KSB for the year ended December 31, 2001 of my report dated July 22, 2002 on the financial statements for Biogan International, Inc. for the period ended December 31, 2001.

/S/ George Brenner ————————————————— By: George Brenner, C.P.A. August 21, 2003